Exhibit 99.1

FINISH LINE’S MOMENTUM CONTINUES AS COMPANY REPORTS RECORD FIRST QUARTER EARNINGS

•	Q1 net income increased 62% to $10.6 million

•	Q1 diluted earnings per share increased 54% to $.43

INDIANAPOLIS June 24, 2004—The Finish Line, Inc. (NASDAQ:FINL), an Indianapolis-based athletic specialty retailer, announced results for the first quarter ended May 29, 2004.

FIRST QUARTER RESULTS:

Net sales increased 24% (twenty-four percent) to $258.0 million for the thirteen weeks ended May 29, 2004 (the “first quarter” or “Q1”) compared to $207.8 million reported for the thirteen weeks last year ended May 31, 2003 (“Q1 LY”). Comparable store net sales increased 14% (fourteen percent) for Q1 on top of a 14% (fourteen percent) increase reported for Q1 LY.

Net income for Q1 was $10.6 million or $.43 per diluted share versus $6.5 million or $.28 per diluted share in Q1 LY, an increase of 54% (fifty-four percent) in diluted earnings per share. Diluted weighted average shares outstanding were 24,659,811 for the thirteen weeks ended May 29, 2004, versus 23,677,680 shares outstanding for the thirteen weeks ended May 31, 2003. These results include expenses related to the attempted purchase of certain Footaction stores. Excluding these Q1 expenses, the Company’s net income would have increased 70% (seventy percent) with diluted earnings per share increasing an additional $.02 to $.45.

Merchandise inventories were $221.6 million at May 29, 2004 compared to $182.2 million at May 31, 2003. On a per square foot basis, merchandise inventories increased approximately 11% (eleven percent) compared to one year ago.

The Company operated 550 stores at May 29, 2004, an increase of 12% (twelve percent) over the 490 stores operated one year ago. For the quarter, the Company opened 21 new stores, remodeled 8 existing stores and closed 2 stores. Total retail square footage increased 9% (nine percent) to 3,164,000 at May 29, 2004 versus 2,890,000 at May 31, 2003.

Mr. Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer stated: “We are pleased to report a 62% (sixty-two percent) increase in net income for the first quarter of Fiscal 2005. We continue to drive significant improvement in our financial performance as gross profit margin improved 110 basis points (occupancy costs improving 60 basis points and product margins increasing 50 basis points), from Q1 LY while SG&A expense improved 50 basis points versus Q1 LY. Our Company remains strong and flexible with cash and investments of $88 million and no interest bearing debt. We are well positioned and optimistic as we approach the Back-to-School selling season.”

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday June 25th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 7381999). Those interested in listening to the call on the web can do so at http://www.firstcallevents.com/service/ajwz407497290gf12.html.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 7381999). This replay will be available commencing at approximately 9:45 ET on Friday, June 25th and will remain available through June 28th. In addition, the replay will be available on the web at http://www.firstcallevents.com/service/ajwz407497290gf12.html.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 550 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended May 29, 2004	Thirteen Weeks Ended May 31, 2003
Net Sales	$257,966	$207,805
Cost of sales (including occupancy expense)	179,700	147,094

Gross profit	78,266	60,711

Selling, general, and administrative expenses	61,445	50,525
Interest income(net)	226	200

Income before income taxes	17,047	10,386
Income taxes	6,478	3,843

Net income	$10,569	$6,543

Diluted weighted average shares outstanding	24,660	23,678

Diluted net income per share	$0.43	$0.28

Number of stores open at end of period	550	490

Condensed Consolidated Balance Sheets

	May 29, 2004	May 31, 2003	February 28, 2004
	(Unaudited)	(Unaudited)
ASSETS

Cash and cash equivalents	$78,266	$50,823	$77,077
Marketable securities	9,350	20,502	18,775
Merchandise inventories	221,609	182,240	192,599
Other current assets	25,717	16,036	9,087
Property and equipment, net	126,535	101,785	122,474
Other assets	3,944	7,172	5,541

Total assets	$465,421	$378,558	$425,553

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$121,491	$102,352	$93,334
Deferred rent payments	8,893	8,930	8,893
Stockholders’ equity	335,037	267,276	323,326

Total liabilities and stockholders’ equity	$465,421	$378,558	$425,553

CONTACT:

    The Finish Line, Inc., Indianapolis

    Kevin S. Wampler, 317/899-1022 ext 6914

    Executive Vice President - Chief Financial Officer